LOAN AGREEMENT

                             Dated December 26, 1996

                                     Between

               MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

                                       and

                            APPLE FRESH FOODS LIMITED











    Bond Counsel                                 Authority Counsel

Kassab Archbold & O'Brien, L.L.P.       McGrory, Wentz, Fernandez & O'Hara
214 North Jackson Street                115 West Germantown Pike, Suite 100
Media, PA  19023                                 Swede Square
                                                 Norristown, PA  19401

                               TABLE OF CONTENTS*

                                                                           Page

RECITALS.....................................................................1

                                    ARTICLE I
                                   DEFINITIONS

Section 1.01.      Definitions...............................................2
Section 1.02.      Content of Certificates and Opinions......................2
Section 1.03.      Interpretation ...........................................3

                                   ARTICLE II
                            THE LOAN: USE OF PROCEEDS

Section 2.01.      Loan of Funds to the Company..............................3
Section 2.02.      Use of Proceeds...........................................4
Section 2.03.      Establishment of Completion Date..........................4
Section 2.04.      Covenants for Benefit of Bondholders and Bank.............4

                                   ARTICLE III
                               PAYMENT PROVISIONS

Section 3.01.      Loan Payments.............................................4
Section 3.02.      Letter of Credit..........................................5
Section 3.03.      Time of Loan Payments.....................................5
Section 3.04.      Additional Payments; Taxes; Utility Charges...............6
Section 3.05.      Acceleration of Payment to Redeem Bonds...................7
Section 3.06.      No Defense or Set-Off.....................................7
Section 3.07.      Termination Upon Payment or Defeasance of Bonds...........8
Section 3.08.      Assignment of Authority's Rights..........................8
Section 3.09.      Assignment by Company.................................... 8
Section 3.10.      Indemnity Against Claims................................. 9
Section 3.11.      Authority is Conduit Issuer; Company is
                   Real Party in Interest; Covenant Not to Sue ............ 10

                                   ARTICLE IV
                   COMPANY OBLIGATIONS; ASSIGNMENT TO TRUSTEE

--------
     *This Table of Contents is for convenience only, does not constitute a part of this Loan Agreement and shall not be considered as having any bearing upon any interpretation of this Loan Agreement.

                                       (i)

Section 4.01.      General Obligation of the Company......................... 11
Section 4.02.      Assignment to Trustee..................................... 11
Section 4.03.      Maintenance and Operation of the Project Facilities....... 11
Section 4.04.      Maintenance of Existence...................................11
Section 4.05.      Compliance with Laws.....................................  12
Section 4.06.      Notice of Bankruptcy Case Commencement...................  12
Section 4.07.      Substitute Letter of Credit............................... 12

                                    ARTICLE V
                             THE PROJECT FACILITIES

Section 5.01.      Prohibited Uses........................................... 13
Section 5.02.      Liens..................................................... 13

                                   ARTICLE VI
                 INSURANCE; DESTRUCTION; DAMAGE; EMINENT DOMAIN

Section 6.01.      Insurance to be Maintained................................ 14
Section 6.02.      Destruction. Damage and Eminent Domain.................... 14
Section 6.03.      Notice of Property Loss................................... 15
Section 6.04.      Disposition of Casualty Insurance and
                   Condemnation Award Proceeds............................... 15

                                   ARTICLE VII
                       ADDITIONAL COVENANTS OF THE COMPANY

Section 7.01.      Compliance with Laws...................................... 15
Section 7.02.      Power to Perform Obligations.............................. 16
Section 7.03.      Inspection................................................ 16
Section 7.04.      Additional Information.................................... 16
Section 7.05.      Nondiscrimination......................................... 16

                                  ARTICLE VIII
                         EVENTS OF DEFAULT AND REMEDIES

Section 8.01.      Events of Default......................................... 17
Section 8.02.      Acceleration.............................................. 18
Section 8.03.      Payment of Loan Payments on Default; Suit Therefor........ 19
Section 8.04.      Waiver.................................................... 19
Section 8.05.      Cumulative Rights......................................... 20
Section 8.06.      No Exercise of Remedies Without Consent of Bank........... 20

                                      (ii)

                                   ARTICLE IX
                         OPTIONS TO TERMINATE AGREEMENT

Section 9.01.      Option to Terminate Upon Defeasance....................... 20
Section 9.02.      Option to Terminate Upon the Occurrence of Certain Events. 20

                                    ARTICLE X
                                  MISCELLANEOUS

Section 10.01.     Approval of Indenture..................................... 22
Section 10.02.     Taxes and Insurance-Rights of Authority to Pay............ 22
Section 10.03.     Illegal Provisions Disregarded............................ 22
Section 10.04.     Limitation of Liability of the Authority.................. 22
Section 10.05.     No Recourse as to the Authority........................... 23
Section 10.06.     Reference to Statute or Regulation........................ 23
Section 10.07.     Notices................................................... 23
Section 10.08.     Applicable Law............................................ 24
Section 10.09.     Amendments................................................ 24
Section 10.10.     Term of Agreement......................................... 24
Section 10.11.     Amounts Remaining in Bond Fund............................ 25
Section 10.12.     Survival of Covenants, Conditions and Representations..... 25
Section 10.13.     Multiple Counterparts..................................... 25
Section 10.14.     Consent................................................... 25


                                      (iii)

         THIS LOAN AGREEMENT dated December 26, 1996 (the "Agreement"), is by and between MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the
"Authority"), and APPLE FRESH FOODS LIMITED, a Pennsylvania corporation (the "Company").

                              W I T N E S S E T H :

         WHEREAS, the Authority is a body politic and a public instrumentality of the Commonwealth, organized and existing under the Pennsylvania Economic development Financing Law, Act of August 23, 1967, P.L. 251, as amended (the "Act"), and is authorized under the Act to acquire, hold, construct, improve, maintain, own, finance, lease, in the capacity of lessor or lessee, and/or sell industrial, commercial and specialized development projects for the public purpose of alleviating unemployment, maintaining employment at a high level and creating and developing business opportunities, by the construction, improvement, rehabilitation, revitalization and financing of industrial, commercial and specialized enterprises; and

         WHEREAS, the Company has requested the Authority to undertake a project (the "Project") that consists of, among other things: (i) the acquisition, construction, installation and renovation of certain equipment to be used in connection with a cook-chill system of batch food processing; and (ii) the payment of a portion of the costs and expenses of issuing the Bonds; and

         WHEREAS, in order to provide funds for and toward the payment of a portion of the costs of the Project, the Authority has authorized the issuance and sale of its Bonds; and

         WHEREAS, the Bonds are to be issued under and secured by a Trust Indenture dated December 26, 1996 (the "Indenture"), between the Authority and Dauphin Deposit Bank and Trust Company (the "Trustee"); and

         WHEREAS, this Agreement provides that the Authority will loan the proceeds of the Bonds to the Company to finance the Project and the Company will agree, among other things, to repay the loan in installments equal to payments of debt service on the Bonds when due; and

         WHEREAS, the Trustee has agreed under the Indenture to draw on the Letter of Credit (as such phrase is defined in the Indenture) at such times and in such amounts as shall be sufficient to pay when due the principal, interest and Purchase Price (as such phrase is defined in the Indenture) on the Bonds and to credit all amounts paid under the Letter of Credit against the Company's obligation to make installment payments under this Agreement for such items; and

         WHEREAS, execution and delivery of this Agreement and the issuance hereunder and under the Act of the Bonds have been in all respects duly and validly authorized by resolution of the Board of the Authority duly adopted prior to such execution and delivery; and

         WHEREAS, as security for the full and prompt payment and performance of all its obligations under the Indenture, including, specifically, without limiting the generality of the foregoing, its obligation to make payment of principal of, premium, if any, and interest on the Bonds, when due, the Authority has, pursuant to the provisions of the Indenture, assigned to the Trustee all of its right, title and interest in, to and under this Agreement (except its right to indemnification and to receive its fees and expenses hereunder), including without limitation, the right to receive loan payments payable by the Company hereunder; and

         WHEREAS, in order to assure full and prompt payment of the Bonds, the Company, among other things, has caused the Bank to issue the Letter of Credit to assure payment of principal of, and interest on the Bonds when due (subject to reduction and reinstatement as provided therein) pursuant to the Reimbursement Agreement (as defined in the Indenture).

         NOW, THEREFORE, THIS LOAN AGREEMENT WITNESSETH:

         That the parties hereto, intending to be legally bound hereby and in consideration of the mutual covenants hereinafter contained, DO HEREBY AGREE to all the terms and conditions set forth in this Agreement.

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01. Definitions. Capitalized terms and phrases used as defined terms in the recitals shall have the same meanings throughout this Agreement, and, in addition thereto, capitalized terms and phrases used and not defined herein shall have the meanings assigned to such terms in the Indenture, unless the context clearly indicates otherwise.

         Section 1.02. Content of Certificates and Opinions. The Trustee may, but shall not be obligated to, require that every certificate or opinion provided for in this Agreement with respect to compliance with any provision hereof shall include: (1) a statement to the effect that the Person making or giving such certificate or opinion has read such provision and the definitions herein relating thereto; (2) a brief statement as to the nature and scope of the examination or investigation upon which the certificate or opinion is based; (3) a statement to the effect that in the opinion of such Person, he has made or caused to be made such examination or investigation as is necessary to enable him to express an informed opinion with respect to the subject matter referred to in the instrument to which his signature is affixed; (4) a statement of the assumptions upon which such certificate or opinion is based, and that such assumptions are reasonable; and (5) a statement as to whether, in the opinion of such Person, such provision has been complied with.

         Any such  certificate  or  opinion  made or given by an  officer of the
Authority or the Company may be based, insofar as it relates to legal or accounting matters, upon a certificate or opinion of or representation by counsel or an accountant, unless such officer knows, or in the exercise of reasonable care should have known, that the certificate, opinion or representation with respect to the matters upon which such certificate or statement may be based, as aforesaid, is erroneous. Any such certificate or opinion made or given by counsel or an accountant may be based, insofar as it relates to factual matters (with respect to which information is in the possession of the Authority or the Company, as the case may be) upon a certificate or opinion of or representation by an officer of the Authority or the Company, unless such counsel or accountant knows, or in the exercise of reasonable care should have known, that the certificate or opinion or representation with respect to the matters upon which such certificate or opinion or representation may be based, as aforesaid, is erroneous. The same officer of the Authority or the Company, or the same counsel or accountant, as the case may be, need not certify to all of the matters required to be certified under any provision of this Agreement, but different officers, counsel or accountants may certify to different matters, respectively.

         Section 1.03. Interpretation.

                 (a) Unless the context otherwise indicates, words expressed in the singular shall include the plural and vice versa and the use of the neuter, masculine, or feminine gender is for convenience only and shall be deemed to mean and include the neuter, masculine or feminine gender, as appropriate.

                 (b) Headings of articles and sections herein and the table of contents hereof are solely for convenience of reference, do not constitute a part hereof and shall not affect the meaning, construction or effect hereof.

                 (c) All references herein to "Articles," "Sections" and other subdivisions are to the corresponding Articles, Sections or subdivisions of this Agreement; the words "herein," "hereof," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or subdivision hereof.

                 (d) Whenever in this Agreement it is required that notice be provided to the Bank or that consent of the Bank be obtained, such provisions shall be effective only when: (i) the Letter of Credit is in effect; (ii) the Bank, in its capacity as provider of the Letter of Credit, is the Holder of any Bonds; or (iii) any amounts are due and owing to the Bank under the Reimbursement Agreement.

                                   ARTICLE II

                            THE LOAN; USE OF PROCEEDS

         Section 2.01. Loan of Funds to the Company. The Authority hereby agrees that simultaneously with the execution and delivery of this Agreement, it will loan to the Company, upon the terms and conditions specified herein and in the Indenture, the proceeds of the sale of the Bonds, and the Company agrees to receive such loan from the Authority, for the purposes provided herein and in the Indenture.

         Section 2.02. Use of Proceeds. The proceeds of the Bonds shall be deposited with the Trustee and applied as provided in the Indenture and in this Agreement to finance the Project.

         Section 2.03. Establishment of Completion Date. The Completion Date shall mean the date of delivery to the Authority and the Trustee of a certificate executed by an Authorized Representative of the Company stating in effect that: (i) all equipment for the Project has been acquired and installed and all costs and expenses incurred in connection therewith have been paid, including all costs of labor, services, materials and supplies used in connection with such acquisition and installation have been paid; and (ii) all other facilities necessary in connection with the Project have been acquired, constructed, improved and equipped and all costs and expenses incurred in connection therewith have been paid. Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being. Upon completion of the Project, the Company agrees to cause such certificate to be promptly furnished to the Authority and the Trustee. Upon receipt of such certificate, the Trustee shall give notice to the Company of the amount of funds remaining unspent in the Construction Fund. Any remaining moneys on deposit in the Construction Fund shall be forthwith applied to the payment of the Costs of the Project, or if not so applied shall be promptly transferred by the Trustee into the Bond Fund and used by the Trustee in accordance with the terms of Section 6.08 of the Indenture.

         Section 2.04. Covenants for Benefit of Bondholders and Bank. This Agreement is executed in part to induce: (a) the purchase by others of the Bonds; and (b) the issuance by the Bank of the Letter of Credit, and the participation by the Bank in the funding of advances under the Letter of Credit. Accordingly, all covenants and agreements on the part of the Company and the Authority, as set forth in this Agreement, are hereby declared to be for the benefit of the Owners from time to time of the Bonds and for the benefit of the Bank.

                                   ARTICLE III

                               PAYMENT PROVISIONS

         Section 3.01. Loan Payments.

                 (a) The Company hereby agrees to pay duly and punctually: (i) the principal, premium, if any, and interest due and payable on the Bonds; (ii) the Purchase Price of the Bonds, and (iii) any other amounts due and payable by the Company under this Agreement. The Company shall be given an immediate credit in the amount of all draws paid to the Trustee under the Letter of Credit against the loan payments due hereunder. Any portion of the loan payments due under this Agreement which is not timely paid (upon proper demand under the Letter of Credit by the Trustee) from draws under the Letter of Credit shall be paid to the Trustee directly by the Company as provided in Section 3.03 hereof. Any other amounts required to be paid under this Agreement shall be paid by the Company to the party entitled to receive such amounts hereunder and in the manner provided for herein. Loan payments shall be made by the Company with the Company's funds, except to the extent a credit in respect thereof has been granted pursuant to the terms of this Agreement. It is the intention of the Authority and the Company that, notwithstanding any other provision of this Agreement, the Authority shall receive funds from the Company under this Agreement at such times and in such amounts as will enable the Authority to meet all of its obligations under the Bonds and the Indenture, including any such obligations surviving the payment of the Bonds and the defeasance of the Indenture.

                 (b) All loan payments and other sums due and payable to the Authority or the Trustee under this Agreement shall be absolutely net to the Authority or the Trustee, as applicable, free of any taxes, costs, liabilities or other deductions whatsoever with respect to the Project Facilities and the maintenance, repair, rebuilding, use or occupation thereof or any portion thereof, so that this Agreement shall yield all amounts due hereunder net to the Authority or the Trustee throughout the term hereof.

         Section 3.02. Letter of Credit. Concurrently with the issuance by the Authority of the Bonds, the Company shall cause to be delivered to the Trustee the Letter of Credit issued by the Bank, authorizing the Trustee to make draws on the Bank, up to an aggregate stated amount of ONE MILLION TWENTY ONE THOUSAND THREE HUNDRED SEVENTY DOLLARS ($1,021,370), of which ONE MILLION DOLLARS ($1,000,000) shall be in respect of principal on the Bonds and TWENTY ONE THOUSAND THREE HUNDRED SEVENTY DOLLARS ($21,370) shall be in respect of up to 52 days' interest accrued on the Bonds on or prior to the maturity thereof.

         Section 3.03. Time of Loan Payments.

                 (a) The Company shall pay to the Trustee, as assignee of the Authority (but only to the extent such amounts have not been advanced to the Trustee under the Letter of Credit), on the dates and times hereinafter set forth, for deposit in the Bond Fund, the following sums:

                     (i) Not later than 12 noon on any Interest Payment Date or any other date that any payment of interest, premium, if any, or principal is required to be made in respect of the Bonds pursuant to the Indenture, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, in immediately available funds, a sum which, together with any moneys available for such payment in the Bond Fund, will enable the Trustee to pay the amount payable on such date as principal of (whether at maturity or upon redemption or acceleration or otherwise), premium, if any, and interest on the Bonds as provided in the Indenture; provided, however, that the obligation of the Company to make any payment hereunder shall be deemed satisfied and discharged to the extent of the corresponding payment made by the Bank to the Trustee under the Letter of Credit.

                     All payments payable by the Company under subsection (a)(i) of this Section 3.03 are assigned by the Authority to the Trustee for the benefit of the Owners of the Bonds. The Company hereby acknowledges and consents to such assignment. The Authority hereby directs the

Company and the Company hereby agrees to pay to the Trustee at the Principal Corporate Trust Office of the Trustee all payments payable by the Company pursuant to this subsection.

                     (ii) The Company covenants, for the benefit of the Owners of the Bonds, to pay or cause to be paid, to the Tender Agent, such amounts as shall be necessary to enable the Tender Agent to pay the Purchase Price of Bonds delivered to it for purchase, all as more particularly described in Sections 5.01, 5.03 and 5.04 of the Indenture; provided, however, that the obligation of the Company to make any such payment under this subsection (a)(ii) shall be reduced by the amount of moneys available for such payment described in subsection (i) or (ii) of Section 5.05(a) of the Indenture; and provided, further, that the obligation of the Company to make any payment under this subsection (ii) shall be deemed to be satisfied and discharged to the extent of the corresponding payment made by the Bank under the Letter of Credit.

                     (iii) Additionally, from time to time, the Company shall make such payments as shall be necessary to make up any deficiency in or to fund fully any of the funds established under the Indenture.

         Section  3.04.   Additional   Payments;   Taxes;  Utility  Charges.  As
Additional Payments, the Company, during the term of this Agreement, shall pay or cause to be paid the following:

                 (a) To the public officers charged with the collection thereof, promptly as the same become due, all taxes (or contributions or payments in lieu thereof), including but not limited to income, profits or property taxes, which may now or hereafter be imposed by the United States of America, any state or municipality or any political subdivision or subdivisions thereof, and all assessments for public improvements or other assessments, levies, license fees, charges for publicly supplied water or sewer services, excises, franchises, imposts and charges, general and special, ordinary and extraordinary (including interest, penalties and all costs resulting from delayed payment of any of the foregoing) of whatever name, nature and kind and whether or not now within the contemplation of the parties hereto and which are now or may hereafter be levied, assessed, charged or imposed or which are or may become a lien upon the payments due under this Agreement, the Project Facilities or the use or occupation thereof, or upon the Company or the Authority, or upon any franchises, businesses, transactions, income, earnings and receipts (gross, net or otherwise) of the Company in connection with the Project Facilities, or its earnings, profits or receipts from, or its subleasing of, the Project Facilities; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, lien or other matter hereunder so long as the validity thereof is being contested in good faith and by appropriate legal proceedings diligently pursued, so long as the operation of the Project Facilities or the receipt of income therefrom is not adversely affected by reason thereof;

                 (b) All reasonable fees, charges and expenses of the Trustee, the Remarketing Agent, the Placement Agent, the Tender Agent and the Bank, as and when the same become due and payable;

                 (c) The reasonable fees and expenses of such accountants, consultants, attorneys and other experts as may be engaged by the Authority, the Trustee or the Tender Agent to prepare audits, financial statements, reports, opinions or provide such other services required under this Agreement or the Indenture; and

                 (d) The reasonable fees and expenses of the Authority in connection with this Agreement, the Bonds, the Indenture, the Tender Agent Agreement or the Remarketing Agreement and any and all other expenses incurred in connection with the authorization, issuance, sale and delivery of any such Bonds or incurred by the Authority in connection with any litigation which may at any time be instituted involving this Agreement, the Bonds, the Indenture or any of the other documents contemplated thereby, or incurred in connection with the administration of this Agreement, or otherwise in connection with this Agreement, the Indenture, the Bonds, the Tender Agent Agreement, the Remarketing Agreement or any of the other documents, instruments or agreements in connection therewith.

         Such Additional Payments shall be billed to the Company, from time to time, by the Authority, the Trustee, the Remarketing Agent, the Tender Agent or the Bank, as the case may be, together with a statement certifying that the amount billed has been paid or incurred and attaching reasonable supporting documentation indicating that the amount billed has been paid or incurred for one or more of the above items. After such a demand, amounts so billed shall be paid by the Company within thirty (30) days after receipt of the bill by the Company.

         Section 3.05. Acceleration of Payment to Redeem Bonds. Whenever the Bonds are subject to optional redemption or extraordinary redemption pursuant to the Indenture and the provisions hereof, the Authority will, upon request of the Company, direct the Trustee to call the same for redemption as provided in the Indenture. Whenever any Bond is subject to mandatory redemption pursuant to the Indenture, the Company will cooperate with the Authority and the Trustee in effecting such redemption. In the event of any mandatory, optional or extraordinary redemption of the Bonds, the Company will pay or cause to be paid to the Trustee an amount equal to the applicable redemption price as a prepayment of that portion of the loan payment corresponding to the Bonds to be redeemed together with interest accrued to the date of redemption and will also pay all fees and expenses of the Authority and the Trustee arising with respect to such redemption or otherwise due and owing hereunder or under the Indenture at such times and in such amounts as are required to effect the mandatory, optional or extraordinary redemption of the Bonds under the terms of the Indenture.

         Section 3.06. No Defense or Set-Off. The obligations of the Company to make loan payments shall be absolute and unconditional without any defense or set-off for any reason, including, without limitation, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities, invalidity or unenforceability of the Bonds, commercial frustration of purpose or failure of the Authority to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required of the Company hereunder will be paid in full when due without any delay or diminution whatsoever.

         Section 3.07.  Termination  Upon Payment or Defeasance of Bonds.  When:
(a) interest on, and principal or the redemption price (as the case may be) of, all Bonds issued under the Indenture, together with all other amounts due and payable by the Company hereunder, shall have been paid; or (b) there shall have been deposited with the Trustee an amount evidenced by moneys or Government Obligations, the principal of and interest on which, when due, without reinvestment, will provide sufficient moneys to fully pay the principal or redemption price (as the case may be) of, and all accrued interest on, all Bonds then Outstanding, as well as all other sums payable or to become payable by the Company under this Agreement, as evidenced by a verification report from an independent certified public accountant, delivered to the Trustee, no further loan payments shall be payable hereunder and, with the consent of the Bank (if the Letter of Credit remains outstanding or if any amounts are due and owing to the Bank under the Reimbursement Agreement or any of the other Reimbursement Documents (as such term is defined in the Reimbursement Agreement)), this Agreement shall thereupon be terminated, and the Authority: (i) shall cause the Trustee to pay over to the Company any additional moneys then remaining in any Funds under the Indenture (and which will not be required to pay any amounts as set forth immediately above in this Section 3.07); and (ii) shall pay over to the Company any additional moneys which may be paid to the Authority by the Trustee; provided, however, that in each such case moneys remaining in any Fund under the Indenture or any additional moneys shall be first paid to the Bank to the extent of any moneys then due and owing from the Company to the Bank under the Reimbursement Agreement or any of the other Reimbursement Documents (as such term is defined in the Reimbursement Agreement).

         Section 3.08. Assignment of Authority's Rights. As security for the payment of the Bonds, the Authority will assign to the Trustee all the Authority's rights under this Agreement. Subject to the prior assignment made to the Trustee to secure the Bonds, the Authority will also assign all the Authority's rights under this Agreement to the Bank to secure all of the Obligations (as defined in the Reimbursement Agreement). The Company consents to such assignments and agrees to make the loan payments under Section 3.01 and
Section 3.05 hereof directly to the Trustee without defense or set-off by reason of any dispute between the Company and the Trustee or the Authority. Whenever the Company is required to obtain the consent of the Authority hereunder, the Company shall also obtain the consent of the Bank.

         Section 3.09. Assignment by Company. This Agreement may be assigned in whole or in part by the Company without the necessity of obtaining the consent of the Trustee or the Owners of the Bonds; provided, however, any such assignment shall require the prior written consent of the Bank (as long as the Bank is not in default under the Letter of Credit) and the Authority; and further provided that no assignment pursuant to this Section shall be made otherwise than in accordance with the Act and the Code, as from time to time amended. The Company shall, within thirty (30) days after execution thereof, furnish or cause to be furnished to the Authority, the Trustee and the Bank a true and complete copy of each such assignment together with any instrument of assumption.

         Section 3.10. Indemnity Against Claims.

                 (a) The Company agrees that at all times it will protect and hold the Authority, its officers, members, employees and agents harmless and indemnified from and against all claims for losses, damages or injuries to others, including death, personal injury and property damage or loss, arising during the term hereof or during any other period arising out of the acquisition, installation and equipping of the Project Facilities; and the Authority shall not be liable for any loss, damage or injury to the Person or property of the Company or its agents, servants or employees or any other Person who or which may be upon the Project Facilities or damaged or injured as a result of any condition existing or activity occurring upon the Project Facilities or any other matter connected directly or indirectly therewith due to any act or negligence of any Person, excepting only willful misconduct of the Authority, its officers, agents, members or employees. The indemnity provided for in this Section 3.10(a) shall be effective only to the extent that any loss sustained by the Authority, its officers, members, employees and agents shall be in excess of the net proceeds actually recovered and received by the Authority from, or paid on behalf of the Authority by, any insurance carried with respect to the loss sustained.

                 (b) The Company hereby covenants and agrees that it will indemnify and hold harmless the Trustee against any and all losses, damages or claims arising out of the Trustee's exercise and performance of powers and duties granted unto it by the Indenture and hereunder, and not resulting from the Trustee's willful misconduct or negligence.

                 (c) The Company will indemnify, hold harmless and defend the Authority and the Trustee and the respective officers, members, directors, officials and employees of each of them against all losses, costs, damages, expenses, suits, judgments, actions and liabilities of whatever nature including, specifically, any liability under any state or federal securities laws (including but not limited to reasonable attorneys' fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) directly or indirectly resulting from or arising out of or related to: (i) the design, construction, installation, operation, use, occupancy, maintenance or ownership of the Project Facilities (including compliance with laws, ordinances and rules and regulations of public authorities relating thereto); or (ii) any statements or representations with respect to the Company, the Project Facilities, this Agreement, the Bonds, the Indenture, the Letter of Credit, the Reimbursement Agreement or any other documents or instruments delivered at or in connection with the closing held on the Closing Date (including any statements or representations made in connection with the offer or sale thereof) made or given to the Authority, the Trustee or any placement advisors or underwriters or purchasers of any of the Bonds, by the Company or any of its officers, agents or employees, including, but not limited to, statements or representations of facts, financial information or Company affairs. The Company also will pay and discharge and indemnify and hold harmless the Authority and the Trustee from:
(x) any lien or charge upon payments by the Company to the Authority and the Trustee under this Agreement; and (y) any taxes (including, without limitation, any ad valorem taxes and sales taxes, assessments, impositions and other charges in respect of any portion of the Project Facilities). If any such claim is asserted, or any such lien or charge upon payments, or any such taxes, assessments, impositions or other charges are sought to be imposed, the Authority or the Trustee will give prompt notice to the Company, and the Company will have the sole right and duty to assume, and will assume, the defense thereof, with full power to litigate, compromise or settle the same in its sole discretion. The Company's obligations, liabilities and duties hereunder shall not be diminished or altered by: (i) reason of the assumption of any defense required hereby; or (ii) the outcome of any proceeding, investigation or litigation with respect to the validity or enforceability of the matters described in this Section 3.10(c).

                 (d) If the indemnification provided heretofore is for any reason determined to be unavailable to the Authority or the Trustee, then, with respect to any such loss, claim, demand or liability, including expenses in connection therewith, the Authority and the Trustee, as appropriate, shall be entitled as a matter of right to contribution by the Company. The amount of such contribution shall be in such proportion as is appropriate to reflect relative culpability of the parties.

         Section 3.11. Authority is Conduit Issuer; Company is Real Party in Interest; Covenant Not to Sue.

                 (a) The Company hereby expressly acknowledges that the Authority is a conduit issuer and that all of the right, title and interest of the Authority in and to this Agreement, but not the obligations of the Authority, are to be assigned first to the Trustee and then to the Bank (except for the right of the Authority to receive its reasonable fees and expenses and to indemnification), naming the Trustee and the Bank, as applicable, its true and lawful attorney for and in its name to enforce the terms and conditions of this Agreement. Notwithstanding any other provision contained herein, the Company hereby expressly agrees, acknowledges and covenants that it shall duly and punctually perform or cause to be performed each and every duty and obligation of the Authority under and pursuant to the Indenture, which the Company is reasonably able to perform.

                 (b) The Company covenants and agrees that it shall neither sue the Authority, or any of its board members, officers, agents or employees, past, present or future, for any claim, loss, demand, action or nonaction based upon this financing nor ever raise as a defense in any proceedings whatsoever that the Authority is the true party in interest. Notwithstanding the provisions of the foregoing sentence, the Company shall be entitled to: (i) bring an action of specific performance against the Authority to compel any action required to be taken by the Authority hereunder or an action to enjoin the Authority from performing any action prohibited hereunder or under any other documents, by this instrument or any other agreement executed and delivered in connection with the issuance of the Bonds, but no such action shall in any way impose pecuniary liability upon the Authority or any of its board members, officers, agents or employees; and (ii) join the Authority in any litigation if such joinder is necessary to pursue any of the Company's rights, provided that prior to such joinder, the Company shall post such security as the Authority may reasonably require to protect the Authority from further loss.

                                   ARTICLE IV

                   COMPANY OBLIGATIONS; ASSIGNMENT TO TRUSTEE

         Section 4.01. General Obligation of the Company. This Agreement constitutes a general obligation of the Company and the full faith and credit of the Company is pledged to the payment of all amounts due hereunder.

         Section 4.02. Assignment to Trustee. The Authority immediately following execution and delivery hereof, shall assign this Agreement and all loan payments payable hereunder (except its right to receive its fees and expenses and indemnification) to the Trustee pursuant to the Indenture, IN TRUST, to be held and applied pursuant to the provisions of the Indenture, and to the Bank. The Company: (1) consents to such assignments and accepts notice thereof with the same legal effect as though such acceptances were embodied in separate instruments, separately executed after execution of such assignments;
(2) agrees to pay directly to the Trustee or the Bank, as applicable, all payments payable hereunder for application to amounts then due and payable or to become due and payable under the Indenture, such payments to be paid by the Company to the Trustee without any defense, set-off or counterclaim arising out of any default on the part of the Authority under the Agreement or any transaction between the Company and the Authority or the Company and the Trustee; and (3) agrees that the Trustee and the Bank, as applicable, may exercise any and all rights and pursue any and all remedies granted the Authority hereunder.

         Section 4.03. Maintenance and Operation of the Project Facilities. (a) During the term of this Agreement, the Company will at its own cost and expense keep and maintain, or cause to be kept and maintained, in good repair and condition (excepting reasonable wear and tear) the Project Facilities and all additions and improvements thereto, and pay, or cause to be paid, any utility charges and other costs and expenses arising out of its use or occupancy of the Project Facilities; and (b) the Company agrees to timely pay for any improvements to the Project Facilities lawfully done or lawfully ordered to be done by any municipal, state or federal authority and to comply in all material respects at its own cost and expense with all lawful and enforceable notices received (whether by the Authority or the Company) from public authorities from and after the date hereof that affect the Project Facilities and the use and operation thereof, other than those improvements, orders and notices, the amount, validity or application of which is at the time being contested, in whole or in part, in good faith by appropriate proceedings promptly initiated and diligently conducted.

         Section 4.04. Maintenance of Existence. Except as otherwise permitted in the Reimbursement Agreement, the Company agrees that it will maintain its existence as a Pennsylvania corporation, will maintain its status as an entity authorized to conduct business in the Commonwealth, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another entity.

         Section 4.05. Compliance with Laws. With respect to the Project Facilities and any additions, alterations or improvements thereto, the Company will at all times comply with all applicable requirements of federal, state and local laws and with all applicable lawful requirements of any agency, board, or commission created under laws of the Commonwealth or of any other duly constituted public authority, and will use, and permit the use of, the Project Facilities only for such purposes as are lawful under the Act; provided, however, that the Company shall be deemed in compliance with this Section 4.05 so long as it is contesting in good faith any such requirement by appropriate legal proceedings.

         Section 4.06. Notice of Bankruptcy Case Commencement. The Company covenants and agrees that it shall immediately notify the Authority, the Bank and the Trustee of the commencement of any case by or against it under the Bankruptcy Code. In addition, within fifteen days of receipt of a written request from the Trustee, the Company shall deliver a certificate to the Trustee certifying as to whether a petition in bankruptcy has been filed by or against the Company under the Bankruptcy Code or any applicable state bankruptcy or insolvency law.

         Section 4.07. Substitute Letter of Credit. The Company may provide for the delivery to the Trustee of a Substitute Letter of Credit upon thirty (30) days prior written notice to the Trustee, the Tender Agent, the Remarketing Agent and the Authority. Any Substitute Letter of Credit shall be delivered to the Trustee on an Interest Payment Date and not later than the thirtieth (30th) Business Day prior to the expiration of the Letter of Credit it is being issued to replace. On or before the date of the delivery of any Substitute Letter of Credit to the Trustee, as a condition to the acceptance of any Substitute Letter of Credit by the Trustee, the Company shall furnish to the Authority, the Trustee and the Remarketing Agent: (i) written evidence that the issuer of such Substitute Letter of Credit is a commercial bank organized and doing business in the United States or a branch or agency of a foreign commercial bank located and doing business in the United States and subject to regulation by state or federal banking regulatory authorities and that it has been assigned the same or better rating as the Letter of Credit in effect immediately prior to the substitution of the Substitute Letter of Credit; (ii) an opinion of nationally recognized bond counsel to the effect that the delivery of such Substitute Letter of Credit is authorized under this Agreement and the Indenture and the Act and complies with the terms hereof, and, that the delivery of such Substitute Letter of Credit does not adversely affect the exclusion from gross income of the interest on the Bonds for federal income tax purposes; and (iii) an opinion of Counsel satisfactory to the Trustee, the Authority, the Company and the Remarketing Agent to the effect that the Substitute Letter of Credit is a legal, valid and binding obligation of the issuer (or, in the case of a branch or agency of a foreign commercial bank, the branch or agency) issuing the same, enforceable in accordance with its terms, that payments of principal, premium, if any (if such Substitute Letter of Credit secures the payment of premium), or Purchase Price of or interest on the Bonds from the proceeds of a drawing on the Substitute Letter of Credit will not constitute voidable preferences under the Bankruptcy Code or other applicable laws and regulations and that it is not necessary to register the Substitute Letter of Credit under the Securities Act of 1933, as amended, or to qualify an indenture with respect thereto under the Trust Indenture Act of 1939, as amended. On or before the delivery of any Substitute Letter of Credit to the Trustee, as an additional condition to the acceptance of any Substitute Letter of Credit by the Trustee, the Company shall furnish to the Authority, the Trustee and the Remarketing Agent written evidence from each Rating Agency that the rating on the Bonds will not be reduced or withdrawn as a result of the acceptance of the Substitute Letter of Credit and that the short term unsecured debt of the Bank or Substitute Bank, as applicable, shall then have been assigned a rating by Moody's of "P-1" or the equivalent rating assigned by S&P. In the case of a Substitute Letter of Credit issued by a branch or agency of a foreign commercial bank there shall also be delivered an opinion of Counsel, satisfactory to the Trustee, the Authority, the Company and the Remarketing Agent and licensed to practice law in the jurisdiction in which the head office of such bank is located, to the effect that the Substitute Letter of Credit is the legal, valid and binding obligation of such bank enforceable in accordance with its terms. The Trustee shall accept any such Substitute Letter of Credit only in accordance with the terms, and upon the satisfaction of the conditions, contained in this Section 4.07 and any other provisions applicable to acceptance of a Substitute Letter of Credit under this Agreement and the Indenture.

                                    ARTICLE V

                             THE PROJECT FACILITIES

         Section 5.01. Prohibited Uses. The Company covenants and agrees that it will not use or permit the use by any Person of any of the funds provided by the Authority hereunder or any other of its funds, directly or indirectly, or direct the Trustee to invest any funds held by it under the Indenture or this Agreement, in such manner as would, or enter into, any arrangement, formal or informal, that would, or take or omit to take any other action that would, cause any Bond to be an "arbitrage bond" within the meaning of Section 148(a) of the Code. The Company acknowledges having read Sections 6.13 and 7.06 of the Indenture and the Rebate Certificate and agrees to perform all duties imposed upon it by such Sections and by the Rebate Certificate. Insofar as said Sections and the Rebate Certificate impose duties and responsibilities on the Company, they are specifically incorporated herein by reference.

         Section 5.02. Liens. The Company will not create, assume, or suffer to exist, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind upon the Premises except:

                 (a) the liens and security interests created by the Collateral Documents, or otherwise existing on and disclosed to the Authority and the Bank on the date hereof;

                 (b) purchase money liens on and security interests in equipment hereafter acquired which constitutes the deferred portion of the purchase price thereof;

                 (c) liens for taxes not yet payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Company;

                 (d) mechanics', materialmen's, warehousemen's, carriers' or other like liens arising in the ordinary course of business of the Company, arising with respect to obligations which are not overdue for a period longer than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Company;

                 (e) other encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities in the title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of, money and which, in the aggregate, do not materially detract from the value of the Premises; or

                 (f) any liens authorized or permitted under the Reimbursement Agreement.

                                   ARTICLE VI

                 INSURANCE; DESTRUCTION, DAMAGE, EMINENT DOMAIN

         Section 6.01. Insurance to be Maintained. The Company covenants to provide and maintain continuously unless otherwise herein provided, adequate insurance on the Project Facilities as shall be mutually agreed upon by the Bank and the Company. Each insurance policy with respect to the Project Facilities shall name the Bank as an additional insured.

         Section 6.02. Destruction, Damage and Eminent Domain. If the Project Facilities shall be wholly or partially destroyed or damaged by fire or other casualty covered by insurance, or shall be wholly or partially condemned, taken or injured by any Person, including any Person possessing the right to exercise the power of or a power in the nature of eminent domain or shall be transferred to such a Person by way of a conveyance in lieu of the exercise of such a power by such a Person, the Company covenants that it will take all actions and will do all things which may be necessary to enable recovery to be made upon such policies of insurance or on account of such taking, condemnation, conveyance, damage or injury. The Company is authorized, in its own name, as trustee of an express trust, to demand, collect, sue, settle claims, receipt and release monies which may be due and payable under policies of insurance covering such damage or destruction or on account of such condemnations, damage or injury. Any moneys recovered: (i) on policies of insurance required to be maintained hereunder; or (ii) as a result of any taking, condemnation, conveyance, damage or injury shall be deposited in the Construction Fund held by the Trustee under the Indenture and shall be applied in accordance with the provisions of Section
6.04 hereof; provided, however, that as long as the Bank is not in default under the terms of the Letter of Credit, the applicable provisions of the Reimbursement Agreement shall control the disposition of casualty insurance and condemnation award proceeds.

         Any appraisement or adjustment of loss or damage and any settlement or payment therefor, shall be agreed upon by the Company, the Bank (as long as the Bank is not in default under the Letter of Credit) and the appropriate insurer or condemnor or Person, and shall be evidenced to the Bank by the certificate and approvals set forth in the Indenture. The Bank may rely conclusively upon such certificates.

         Section 6.03. Notice of Property Loss. After the occurrence of loss or damage to, or after receipt of notice of condemnation of, the Project Facilities, if such loss or damage to the Project Facilities exceeds $50,000, the Company shall within five (5) Business Days thereof notify the Authority, the Trustee and the Bank, in writing, of such damage.

         Section 6.04. Disposition of Casualty Insurance and Condemnation Award Proceeds. Subject to the provisions of Section 6.02 hereof, if the Bank is in default under the terms of the Letter of Credit, and as long as the Company is not in default under the terms of this Agreement, the Company may elect, in its discretion, whether to apply the proceeds of any casualty insurance coverage and/or condemnation awards to: (i) the repair, reconstruction or replacement of damaged, destroyed or injured property comprising the Project Facilities; or
(ii) the redemption of Bonds pursuant to the applicable provisions of the Indenture. Absent timely direction from the Company as to the application of any casualty insurance coverage and/or condemnation awards or if the Company shall be in default under the terms of this Agreement, the proceeds thereof shall be applied to the extraordinary redemption of the Bonds at par plus accrued interest through the date of redemption. For purposes of the preceding sentence, "timely direction" shall mean 30 days after the Company has agreed, in connection with any damage to or condemnation of the Project Facilities, upon the settlement or payment with respect to any appraisement or adjustment of loss or damage, as appropriate.

                                   ARTICLE VII

                       ADDITIONAL COVENANTS OF THE COMPANY

         Section 7.01. Compliance with Laws. The Company covenants that all actions heretofore and hereafter taken by the Company or by the Authority upon the recommendation or request of any officer of the Company to acquire and carry out the Project have been and will be, to the best knowledge of the Company, in full compliance with all pertinent laws, ordinances, rules, regulations and orders applicable to the Company. In connection with the operation, maintenance, repair and replacement of the Project Facilities, the Company covenants that it shall comply with all applicable ordinances, laws, rules, regulations and orders of the government of the United States of America, the Commonwealth, the County, and any other applicable government unit having jurisdiction over it, and any requirement of any board of fire underwriters having jurisdiction or of any insurance company writing insurance on the Project Facilities; provided, however, that nothing herein shall prevent or prohibit the Company from contesting in good faith and by appropriate proceedings the legality or reasonableness of any such standards, or the imposition of any such standards upon it with respect to the Project Facilities so long as the operation of the Project Facilities or the receipt of income therefrom would not be adversely affected by reason thereof. The Company further covenants and represents that the Project Facilities are in compliance with all applicable zoning, subdivision, building, land use and similar laws and ordinances. The Company covenants that it shall not take any action or request the Authority to execute any release which would cause the Project Facilities to be in violation of such laws or ordinances or such that a conveyance of the Project Facilities or of any portion of the Project Facilities would create a violation of such laws and ordinances. The Company acknowledges that any review by the Authority or Counsel to the Authority of any action heretofore or hereafter taken by the Company has been or will be solely for the protection of the Authority. Such reviews shall not prevent the Authority from enforcing any of the covenants made by the Company.

         Section 7.02. Power to Perform Obligations. The Company covenants and represents that it has full power and legal right to enter into this Agreement and perform its obligations hereunder. The making and performance of the Agreement by the Company has been duly authorized by all necessary action and will not conflict with or constitute a breach of or default under any bond, contract, indenture, agreement or any other instrument by which the Company or any of its properties is or may be bound.

         Section 7.03. Inspection. The Company covenants that the Authority, by its duly authorized representatives, at reasonable times and with reasonable notice, for purposes of determining compliance with the Agreement, may inspect any part of the Project Facilities.

         Section 7.04. Additional Information. The Company agrees, whenever requested by the Authority, to provide and certify or cause to be provided and certified such information concerning the Project Facilities, to enable the Authority to make any reports or supply any information required by the Indenture, law, governmental regulation or otherwise.

         Section 7.05. Nondiscrimination. During the term of this Agreement, the Company agrees, as to itself and as to each occupant of the Project Facilities controlling, controlled by or under common control with the Company (each, a "Contractor") as follows:

                 (a) Contractors shall not discriminate against any employee, applicant for employment, independent contractor or any other Person because of race, color, religious creed, handicap, ancestry, national origin, age or sex. Contractors shall take affirmative action to insure that applicants are employed, and that employees or agents are treated during employment, without regard to their race, color, religious creed, handicap, ancestry, national origin, age or sex. Such affirmative action shall include, but is not limited to: employment, upgrading, demotion or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training. Contractors shall post in conspicuous places, available to employees, agents, applicants for employment and other persons, a notice to be provided by the contracting agency setting forth the provisions of this Section 7.05.

                 (b) Contractors shall, in advertisements or requests for employment placed by it or on its behalf, state that all qualified applicants will receive consideration for employment without regard to race, color, religious creed, handicap, ancestry, national origin, age, or sex.

                 (c) Contractors shall send each labor union or workers' representative with which it has a collective bargaining agreement or other contract or understanding, a notice advising said labor union or workers' representative of its commitment to this nondiscrimination clause. Similar notices shall be sent to every other source of recruitment regularly utilized by Contractors.

                 (d) It shall be no defense to a finding of noncompliance with this Section 7.05 that a Contractor had delegated some of its employment practices to any union, training program or other source of recruitment which prevents it from meeting its obligations. However, if the evidence indicates that such a Contractor was not on notice of the third-party discrimination or made a good faith effort to correct it, such factor shall be considered in mitigation in determining appropriate sanctions.

                 (e) Where the practices of a union or of any training program or other source of recruitment will result in the exclusion of minority group persons, so that a Contractor will be unable to meet its obligations under this
Section 7.05, such a Contractor shall then employ and fill vacancies through other nondiscriminatory employment procedures.

                 (f) Contractors shall comply with all state and federal laws prohibiting discrimination in hiring or employment opportunities. Noncompliance with this Section 7.05 will constitute an Event of Default under this Agreement.

                 (g) Contractors shall furnish all necessary employment documents and records to, and permit access to its books, records and accounts by, the Authority for purposes of investigation to ascertain compliance with the provisions of this Section 7.05. If Contractor does not possess documents or records reflecting the necessary information requested, it shall furnish such information on reporting forms supplied by the Authority.

                 (h) Contractors shall actively recruit minority subcontractors and women subcontractors or subcontractors with substantial minority or women representation among their employees.

                 (i)  Contractors  shall include the  provisions of this Section
7.05 in every subcontract, so that such provisions will be binding upon each subcontractor.

                 (j) Contractors' obligations under this Section 7.05 are limited to Contractors' facilities within the Commonwealth or, where the contract is for purchase of goods manufactured outside of the Commonwealth, the facilities at which such goods are actually produced.

                                  ARTICLE VIII

                         EVENTS OF DEFAULT AND REMEDIES

         Section 8.01. Events of Default. The following events shall constitute "Events of Default~ under this Agreement:

                 (a) if the Company falls to make any payment required by Sections 3.01, 3.03, 3.04 or 3.05 hereof when due; or

                 (b) if the Company fails to make any other payment required hereby and such failure continues for 30 days after the Authority or the Trustee gives notice to the Company that such payment is due and unpaid; or

                 (c) if the Company fails to perform any of its other covenants or conditions or fails to perform any of its obligations hereunder and such failure continues for 30 days after the Authority or the Trustee gives the Company notice thereof; provided, however, that if such performance requires work to be done, actions to be taken, or conditions to be remedied, which by their nature cannot reasonably be done, taken or remedied, as the case may be, within such 30 day period, no Event of Default shall be deemed to have occurred or to exist if, and so long as, the Company shall commence such performance within such 30-day period and shall diligently and continuously proceed to completion; or

                 (d) if the Company commits any act of bankruptcy under the Bankruptcy Code or any state bankruptcy law or any law providing for reorganization or relief for debtors or files or has filed against it a petition in bankruptcy or for arrangement or reorganization pursuant to the Bankruptcy Code or other similar law, federal or state, or if, by the decree of a court of competent jurisdiction, is adjudicated a bankrupt or declared insolvent, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally when or as they become due, or consents to the appointment of a trustee, receiver or to the liquidation of all or any part of the Project Facilities, provided that, if any such proceeding is commenced by a Person other than the Company, there shall be no Event of Default if such proceedings are dismissed within 60 days of the filing of initial pleadings therein; or

                 (e) the written declaration by the Bank of an Event of Default under and as defined in the Reimbursement Agreement;

         Section 8.02. Acceleration. Upon the occurrence of any "Event of Default" by the Authority under the Indenture caused or resulting directly or indirectly by the occurrence of an Event of Default by the Company hereunder, the Trustee (with the prior written consent of the Bank as long as the Bank is not in default under the Letter of Credit), may, and upon request of the Owners of 25% in principal amount of the Bonds then Outstanding shall, pursuant to
Section 8.02 of the Indenture, declare the principal of the then-Outstanding Bonds and accrued interest immediately due and payable, but such Trustee shall not declare the principal due and payable if such acceleration is annulled as provided in Section 8.02 thereof. Upon such declaration by the Trustee, the Authority shall have the right to terminate this Agreement and, upon such termination, there shall become immediately due and payable hereunder as then current damages of the Authority under this Agreement, an amount equal: (i) to all amounts then due and payable by the Authority to the Trustee under this
Section 8.02; and (ii) all other amounts due and owing as loan payments hereunder. Until such amount is paid by the Company, at the time or times and in the manner required to permit the

Authority to meet its obligations under the Indenture, the Authority shall continue to have all of the rights, powers and remedies herein (notwithstanding the termination hereof), and, for such time as may be necessary to enable the Authority to satisfy in full its obligations under the Indenture, the term of this Agreement shall, at the election of the Authority, be extended at the will of the Authority, and the Company's obligations hereunder shall continue in full force and effect.

         Section 8.03. Payment of Loan Payments on Default; Suit Therefor.

                 (a) Upon the occurrence of an Event of Default under this Agreement, then, upon demand of the Authority or its assignee, the Company will pay to the Authority or its assignee the whole amount of the loan payments that then shall have become due and payable hereunder and to the extent such loan payments represent payments due on the Bonds, such payments shall be applied to the payment of the Bonds in accordance with the terms of the Indenture; and, in addition thereto, such further amount as shall be sufficient to pay the costs and expenses of collection, including reasonable compensation based upon actual time expended by the Authority and its assignee and their respective agents and attorneys, and any expenses or liabilities incurred by the Authority or its assignee (other than through the Authority's or its assignee's own gross negligence or bad faith). In case the Company shall fail forthwith to pay such amounts upon such demand, the Authority or its assignee shall be entitled and empowered to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company the money adjudged or decreed to be payable.

                 (b) In case there shall be pending proceedings in bankruptcy or for the reorganization of the Company under the Bankruptcy Code or any other applicable law, or in case a receiver or trustee shall have been appointed for the benefit of the creditors or the property of the Company, or in the case of any other similar judicial proceedings relative to the Company, the Authority or its assignee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of the loan payments, including interest owing and unpaid in respect thereof, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Authority or its assignee allowed, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Authority or its assignee, and to pay to the Authority or its assignee any amount due it for compensation based upon actual time expended and expenses, including counsel fees incurred by it up to the date of such distribution.

         Section 8.04. Waiver. The Company hereby waives and relinquishes the benefits of any present or future law exempting the Project Facilities from attachment, levy or sale on execution, or any part of the proceeds arising from the sale thereof, and all benefit of stay of execution or other process.

         Section 8.05. Cumulative Rights. No remedy conferred upon or reserved to the Authority or its assignee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No waiver by the Authority or its assignee of any breach by the Company of any of its obligations, agreements or covenants hereunder shall be a waiver of any subsequent breach, and no delay or omission to exercise any right or power shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

         Section 8.06. No Exercise of Remedies Without Consent of Bank. Notwithstanding anything to the contrary contained in this Agreement, neither the Authority nor any assignee of the Authority under this Agreement shall exercise or pursue remedies or declare an Event of Default or cause an acceleration of the obligations contained in this Agreement without the prior written consent of the Bank as long as the Bank shall not be in default of its obligations under the Letter of Credit or a voluntary or involuntary case has not been commenced by the filing of a petition under the Bankruptcy Code or any other law relating to insolvency, bankruptcy, reorganization, winding-up or composition or adjustment of debts by or against the Bank.

                                   ARTICLE IX

                         OPTIONS TO TERMINATE AGREEMENT

         Section 9.01. Option to Terminate Upon Defeasance. The Company shall have, and is hereby granted, the option to terminate its obligations under this Agreement prior to full payment of the Bonds by providing for the payment of all of the Outstanding Bonds in accordance with Article XI of the Indenture.

         Section 9.02. Option to Terminate Upon the Occurrence of Certain Events. The Company shall have, and is hereby granted, the option to terminate its obligations under this Agreement if any of the events set forth below shall occur:

                   (A) The Project Facilities or any portion thereof shall have been damaged or destroyed: (1) to such extent that it cannot, in the Company's judgment, be reasonably restored within a period of six (6) months to the condition thereof immediately preceding such damage or destruction; or (2) to such extent that the Company is thereby prevented, in the Company's reasonable judgment, from carrying on its normal operations at the Project Facilities for a period of six (6) months or more;

                   (B) Title to, or the temporary use for a period of six (6) months or more of, all or substantially all of the Project Facilities, or such part thereof as shall materially interfere, in the Company's reasonable judgment, with the operation of the Project Facilities for the purpose for which the Project Facilities are designed, shall have been taken under the exercise of the power of eminent domain by any governmental body or by any Person, firm or corporation acting under governmental authority (including such a taking or takings as results in the Company's being thereby prevented from carrying on its normal operations at the Project Facilities for a period of six (6) months or more);

                   (C) Changes which the Company cannot reasonably control or overcome in the economic availability of materials, supplies, labor, equipment and other properties and things necessary for the efficient operation of the Project Facilities for the purposes contemplated by this Agreement, shall have occurred, or technological or other changes shall have occurred which in the judgment of the Company render the continued operation of the Project Facilities uneconomical for such purpose; or

                   (D) As a result of any changes in the Constitution of the Commonwealth or the Constitution of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Company in good faith, this Agreement shall have become void and unenforceable or impossible of performance in accordance with the intent and purposes of the parties as expressed in this Agreement, or unreasonable burdens or excessive liabilities shall have been imposed on the Company in respect to the Project Facilities, including, without limitation, federal, state or other ad valorem, property, income, or other taxes not being imposed on the date of this Agreement.

         To exercise such option, the Company shall within ninety (90) days following the event authorizing such termination, give written notice to the Authority and the Trustee and shall specify therein the date of redemption of Bonds pursuant to Section 4.01 of the Indenture, which date shall be the next interest payment date in respect of the Bonds for which the required notice of redemption can practicably be given. In accordance with the terms of the Indenture, the Company shall make arrangements for the Trustee to give the required notice of redemption. Payment of the redemption price of Bonds redeemed pursuant to this
         Section 9.02 will be made in accordance with the terms of the Indenture.

         Anything contained in this Agreement to the contrary notwithstanding, the Bank shall have the right (as long as the Bank shall not be in default under the terms of the Letter of Credit) to cause the Company to terminate its obligations under this Agreement, in accordance with the provisions of this
Section 9.02 by so notifying the Company in writing, if as a result of any changes in the Constitution of the Commonwealth or the Constitution of the United States of America or as a result of a legislative or administrative action (whether state or federal) or final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Company in good faith, this Agreement shall have become void and unenforceable or impossible of performance, in accordance with the intent and purposes of the parties as expressed in this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.01. Approval of Indenture. The Company acknowledges that it has received executed copies of the Indenture and a copy the Letter of Credit and that it is familiar with their provisions, and agrees that it will take all such actions as are required or contemplated of it under the Indenture to preserve and protect the rights of the Trustee thereunder and that it will not take any action which would cause a default or an Event of Default thereunder. It is agreed by the Company and the Authority that any redemption of the Bonds prior to maturity shall be effected as provided in the Indenture.

         Section 10.02. Taxes and Insurance-Rights of Authority to Pay. If the Company, at any time, fails to pay any taxes or other impositions payable by it in accordance with Section 3.04 hereof, or to take out, pay for, maintain or deliver any of the insurance policies provided for in Article VI, or shall fail, within the time provided for in Article VIII after the notice therein specified of any Event of Default, as therein defined, has been given thereunder, to make any other payment or perform any other act on its part to be made or performed, then the Authority may, but shall not be obligated so to do, and without further notice to or demand upon the Company and without waiving or releasing the Company from any of its obligations under the Agreement: (a) pay any taxes or other impositions payable by the Company in accordance with Section 3.04 hereof;
(b) take out, pay for and maintain any of the insurance policies provided for in
Article VI hereof; or (c) make any other payment or perform any other act on the Company's part to be made or performed as provided in this Agreement. All sums so paid by the Authority and all necessary incidental costs and expenses in connection with the performance of any such act by the Authority shall, together with interest thereon at the rate at which interest is charged on defaulted payments under the Reimbursement Agreement, be payable to the Authority, on demand, or, at the option of the Authority, may be added to any installment of the loan payments then due or thereafter becoming due under this Agreement, and the Company covenants to pay any such sums.

         Section 10.03. Illegal Provisions Disregarded. If any term or provision hereof or the application thereof for any reason or circumstance shall to any extent be held to be invalid or unenforceable, this Agreement shall be invalid or unenforceable only to the extent of such invalidity or unenforceability and such invalidity or unenforceability shall not invalidate the balance of such provision or the remaining terms or provisions of this Agreement or the application of such terms or provisions to Persons other than those as to which it has been held invalid or unenforceable; each term and provision hereof shall be valid and enforceable to the fullest extent permitted by law, and shall be liberally construed in favor of the Authority or its assignee in order to effect the intent of this Agreement.

         Section 10.04. Limitation of Liability of the Authority. In the event of any default by the Authority hereunder, and notwithstanding any provision or obligation to the contrary hereinbefore or hereinafter set forth, the liability of the Authority shall be limited to its interest in the Project

Facilities, the improvements thereon, the rents, issues and profits therefrom, and the lien of any judgment shall be restricted thereto. The Authority does not assume general liability nor specific liability for the repayment of any mortgage or other loan, or for the costs, fees, penalties, taxes, interest, commissions, charges, insurance or any other payments therein recited or therein set forth, or incurred in any way in connection therewith. Other than as set forth hereinabove in this Section 10.04, there shall be no other recourse for damages of any kind or nature by the Company or any other Person against the Authority, its incorporator, officers, members, agents and employees, past, present or future, or any of the property or other assets now or hereafter owned by it or them, either directly or indirectly; and all such recourse or liability is hereby expressly waived and released as a condition of and in consideration for execution and delivery of this Agreement by the Authority. In the event of entry of judgment against the Authority by virtue of the power herein contained, the Authority shall mark the judgment index to the effect that the judgment is limited as aforesaid.

         Section 10.05. No Recourse as to the Authority. Except as expressly provided in Section 10.04 above, no recourse under or upon any obligation, covenant or agreement contained herein or in any Bond shall be had against the Authority or any member, officer, employee or agent, past, present or future, of the Authority or of any successor of the Authority under this Agreement, any other agreement, any rule of law, statute or constitutional provision, or by enforcement of any assessment or by any legal or equitable proceeding or otherwise, it expressly being agreed and understood that the obligations of the Authority hereunder, and under the Bonds and elsewhere, are solely corporate obligations of the Authority to the extent specifically limited in the Act and that no personal liability whatsoever shall attach to or shall be incurred by the Authority or such members, officers, employees or agents, past, present or future, of the Authority or of any successor of the Authority, or any of them, because of such indebtedness or by reason of any obligation, covenant or agreement contained herein, in the Bonds or implied therefrom.

         Section 10.06. Reference to Statute or Regulation. A reference herein to a statute or to a regulation issued by a governmental agency includes the statute or regulation in force as of the date hereof, together with all amendments and supplements thereto and any statute or regulation substituted for such statute or regulation, unless the specific language or the context of the reference herein clearly includes only the statute or regulation in force as of the date hereof.

         A reference herein to a governmental agency, department, board, commission or other public body or to a public officer includes an entity or officer which or who succeeds to substantially the same functions as those performed by such public body or officer as of the date hereof, unless the specific language or the context of the reference herein clearly includes only such public body or public officer as of the date hereof.

         Section 10.07. Notices. All notices required or authorized to be given by the Company, the Authority or the Trustee under the Indenture or pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, to the following addresses:

                   to the Authority to:

                            Montgomery County Industrial Development
                              Authority
                            3 Stony Creek Office Center
                            151 West Marshall Street
                            Norristown, Pennsylvania  19401

                   to the Company to:

                            Apple Fresh Foods Limited
                            Box 725, Kimberton Road
                            Kimberton, PA   19442
                            Attention: Controller

                   to the Trustee to:

                            Dauphin Deposit Bank and Trust Company
                            213 Market Street
                            Harrisburg, PA   17101
                            Attention:  Corporate Trust Services

or to such other addresses as may from time to time be furnished to the parties, effective upon the receipt of notice thereof given as set forth above. Each of the above agrees that it shall send a duplicate copy or executed copy of all certificates, notices, correspondence or other data and materials required to be sent to one of the above to all other parties and in addition, to the Bank at Great Valley Corporate Center, 55 Valley Stream Parkway, Suite 200, Malvern, Pennsylvania 19355, Attention: Mr. Michael Bailey.

         Section 10.08. Applicable Law. This Agreement shall be deemed to be a contract made in the Commonwealth and governed by the law of the Commonwealth.

         Section 10.09. Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties and, if such amendment occurs after the issuance of any of the Bonds, consented to by the Trustee and the Bank, so long as the Bank is not in default under the Letter of Credit.

         Section 10.10. Term of Agreement. This Agreement and the respective obligations of the parties hereto shall be in full force and effect from the date hereof until all principal of, premium, if any, and interest on the Bonds shall have been paid or provision for such payment shall have been made pursuant to the terms and provisions of the Indenture.

         Section 10.11. Amounts Remaining in Bond Fund. It is agreed by the parties hereto that any amounts remaining in the Bond Fund established under the Indenture upon expiration or sooner termination of this Agreement after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and of the fees charges and expenses of the Trustee and the Authority in accordance with the Indenture, shall, to the extent of any unreimbursed draws under the Letter of Credit, or any other Obligations owing by the Company to the Bank under the Reimbursement Agreement or any of the other Reimbursement Documents (as defined in the Reimbursement Agreement) be paid to the Bank. Any remaining moneys shall belong to and be paid to the Company by the Trustee.

         Section 10.12. Survival of Covenants, Conditions and Representations. All covenants, duties, obligations, conditions and representations of the Company contained herein that, by nature, implied or expressly involve performance in any particular manner after the termination of this Agreement or that cannot be ascertained to have been performed until after termination of this Agreement, shall survive said termination. Without intending to limit the generality of the foregoing, the Company's covenant to indemnify the Authority and the Trustee, as set forth in Section 3.10 hereof shall survive any termination of this Agreement.

         Section 10.13. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original and such counterparts shall constitute but one and the same instrument.

         Section 10.14. Consent. Whenever the consent of the Authority or its assignee is given pursuant to the terms of this Agreement, such consent shall create no liability or responsibility upon the Authority or its assignee, and whenever required, shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the MONTGOMERY COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY has caused this Agreement to be executed in its name and on its behalf by its Chairperson or Vice Chairman and attested by its Secretary or Assistant Secretary, and APPLE FRESH FOODS LIMITED has caused this Agreement to be executed in its name and on its behalf by its President or Vice President and attested by its Secretary or Assistant Secretary, all as of the day and year first above written.

                                         MONTGOMERY COUNTY INDUSTRIAL
                                         DEVELOPMENT AUTHORITY


                                         By: __________________________________
                                                  Chairperson or Vice Chairman


                                         Attest:_______________________________
                                                  (Assistant) Secretary


                                         APPLE FRESH FOODS LIMITED


                                         By:___________________________________
                                                  (Vice) President


                                         Attest:_______________________________
                                                  Authorized Officer